Exhibit 4.3

AGREEMENT TO FURNISH DEBT INSTRUMENTS

Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, Criteo S.A. (the “Company”) has not included as an exhibit to its registration statement on Form F-1 any instrument with respect to long-term debt if the total amount of debt authorized by such instrument does not exceed 10% of the total assets of the Company. The Company agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

Criteo S.A.

/s/ Jean-Baptiste Rudelle
Jean-Baptiste Rudelle
Chairman and Chief Executive Officer
September 27, 2013